EXHIBIT 3.6
                      ARTICLES OF EXCHANGE

             American Distribution & Packaging, Inc.
                     (a Nevada corporation)

          exchanging its common stock for common stock of, and becoming a wholly owned subsidiary of,

                    AMERICAN WATER STAR, INC.
                     (a Nevada corporation)

     American Water Star, Inc. and American Distribution &
Packaging, Inc., corporations organized and existing under and by virtue of the State of Nevada Revised Statutes (the "NRS"), do hereby certify, pursuant to Chapter 92A thereof, that:

     FIRST: The names and states of incorporation of the constituent corporations in the Exchange (as defined below) are American Water Star, Inc. ("AWS" or the "Parent Corporation"), a Nevada corporation, and American Distribution & Packaging, Inc. ("AD&P" and together with AWS, the "Constituent Corporations"), a Nevada corporation.

     SECOND: The Acquisition Agreement dated December 23, 2002 by and between the Constituent Corporations providing for the exchange of all of the issued and outstanding common stock of AD&P for 5,200,000 newly issued shares of common stock of AWS (the "Exchange"). Accordingly, each outstanding share of common stock of AD&P is being surrendered in exchange of approximately
5.2 shares of fully paid and non-assessable common stock of AWS. The Exchange has been adopted, approved, certified, executed and acknowledged by AWS and AD&P in accordance with the requirements of NRS 78.320.

     THIRD: AD&P, after the Exchange has been completed, will become a wholly owned subsidiary of AWS.

     FOURTH: Immediately prior to the Exchange, the total issued and outstanding voting common stock of AD&P was 1,000,000 shares. By a unanimous vote of the shareholders (all 1,000,000 shares voting in favor of the Exchange), the Exchange was approved by AD&P, the acquired entity. The Board of Directors of AWS unanimously approved the Exchange. Shareholder approval was not required by AWS, the acquiring entity, pursuant to NRS 92A.120(1).

     FIFTH: A copy of the Acquisition Agreement is on file at the principal place of business of AWS, 4560 S. Decatur Blvd, Suite
204, Las Vegas, Nevada 89103, on request and without cost, to any stockholder of either of the Constituent Corporations.

     IN WITNESS WHEREOF, the undersigned corporations have caused these Articles of Exchange to be executed by their duly authorized officers on this 23rd day of December, 2002.

AMERICAN WATER STAR, INC.          AMERICAN DISTRIBUTION &
                                   PACKAGING, INC.


By:/s/                             By:/s/
   Roger Mohlman, President           Thomas F. Krucker, President


By:/s/                             By:/s/
   Thomas F. Krucker, Secretary       Mark Millsap, Secretary